Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into this 10th day of February 2005 (the “Effective Date”), by and between MSC.Software Corporation, a Delaware corporation (the “Corporation”) and William J. Weyand, an individual (the “Executive”).

RECITALS

THE PARTIES ENTER THIS AGREEMENT on the basis of the following facts, understandings and intentions:

A.  The Corporation desires that the Executive be employed by the Corporation to carry out the duties and responsibilities described below, all on the terms and conditions hereinafter set forth.

B.  The Executive desires to accept such employment on such terms and conditions.

NOW, THEREFORE, in consideration of the above recitals incorporated herein and the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, the parties agree as follows:

1.                                      Retention and Duties.

1.1                               Retention.  The Corporation does hereby hire, engage and employ the Executive for the Period of Employment (as defined in Section 2) on the terms and conditions expressly set forth in this Agreement.  The Executive does hereby accept and agree to such hiring, engagement and employment, on the terms and conditions expressly set forth in this Agreement.

1.2                               Duties.  During the Period of Employment, the Executive shall serve the Corporation as its Chief Executive Officer unless and until it is otherwise determined by the Corporation’s Board of Directors (the “Board”) that he shall serve in another senior executive capacity.  In addition, throughout the Period of Employment, it is the intention of the parties that the Executive shall also serve as the Chairman of the Board.  For such period of time that the Executive serves as Chief Executive Officer, the Executive shall be the general manager and chief executive officer of the Corporation and shall be principally responsible for the general supervision, direction and control of the business and officers of the Corporation, in each case subject to the directives of the Board.  For such period of time that the Executive serves as Chief Executive Officer, the Executive shall have the general powers and duties of management usually vested in the offices of general manager and chief executive officer of a corporation of the size and nature of the Corporation and such other powers and duties as the Board may assign from time to time, provided that such other duties are not inconsistent with his position as Chief Executive

Officer.  In no event, however, shall his duties as Chairman of the Board be deemed inconsistent with the Executive’s position as Chief Executive Officer for such purposes.  For such period of time that the Executive does not serve as Chief Executive Officer, the Executive shall have such duties as may be determined from time to time by the Board, provided that those duties are consistent with the Executive’s position as a senior executive officer with the position of Chairman.  The Executive shall also be subject to the corporate policies of the Corporation as they are in effect from time to time throughout the Period of Employment (including, without limitation, the Corporation’s insider trading and ethics policies, as they may change from time to time).  During the Period of Employment, the Executive shall report solely to the Board. The Executive hereby resigns from each and every Board committee on which he currently serves.

1.3                               No Other Employment; Minimum Time Commitment.  During the Period of Employment, the Executive shall both (x) devote substantially all of the Executive’s business time, energy and skill to the performance of the Executive’s duties for the Corporation, and (y) hold no other employment.  Nothing herein shall preclude the Executive from (i) continuing to serve on the boards of directors of the corporations or entities listed on Schedule 1 annexed hereto, (ii) serving on such other boards of directors of other business entities as the Board approves in writing, (iii) engaging in a reasonable level of charitable activities and community affairs, including serving on boards of directors or the equivalent and (iv) managing his personal investments and affairs, provided that the activities set forth in this Section 1.3(i), (ii) and (iii) do not interfere in a material way with the effective discharge of his duties and responsibilities to the Corporation.  The Corporation hereby agrees that the Executive’s service on the boards of directors of the entities listed on Schedule 1 and the other entities approved by the Board shall not be deemed to be a violation of the non-competition and non-solicitation provisions of Section 7, 10 and 11 given the current scope and business activities of those entities.  However, the Corporation shall have the right to require the Executive to resign from any board or similar body which he may then serve if the Board reasonably determines in writing that the Executive’s service on such board or body materially interferes with the effective discharge of the Executive’s duties and responsibilities to the Corporation or that any business related to such service is then in material competition with any business of any entity within the Company Group (as such term is defined in Section 7).

1.4                               No Breach of Contract.  The Executive hereby represents to the Corporation that to the best of the Executive’s knowledge: (i) the execution and delivery of this Agreement by the Executive and the Corporation and the performance by the Executive of the Executive’s duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any other agreement or policy to which the Executive is a party or otherwise bound; (ii) that the Executive has no information (including, without limitation, confidential information and trade secrets) relating to any other person or entity which would prevent, or be violated by, the Executive entering into this Agreement or carrying out his duties hereunder; (iii) that the Executive is not bound by any confidentiality, trade secret or similar agreement (other than this Agreement and the Inventions Agreement referred to in Section 9) with any other person or entity.

1.5                               Location.  The Executive acknowledges that the Corporation’s principal executive offices are currently located in Santa Ana, California.  The Executive’s principal place of employment shall be the Corporation’s principal executive offices or such other location as the Executive shall approve in writing.  The Executive agrees that he will be regularly present at the Corporation’s principal executive offices.  The Executive acknowledges that he may be required to travel from time to time in the course of performing his duties for the Corporation.

2.                                      Period of Employment.  The “Period of Employment” shall, unless sooner terminated as provided herein, be a period of two years commencing on the Effective Date and ending at the close of business on the second anniversary of the Effective Date (the “Termination Date”).

3.                                      Compensation.

3.1                               Base Salary.  The Executive’s base salary for the Period of Employment (the “Base Salary”) shall be at a rate of Four Hundred and Eighty Five Thousand Dollars ($485,000) per annum and shall be paid in accordance with the Corporation’s regular payroll practices in effect from time to time, but not less frequently than in monthly installments.  During the Period of Employment, the Corporation may increase (but it will not decrease) the Executive’s Base Salary from the rate in effect immediately preceding any such change.

3.2                               Incentive Bonus.  With respect to fiscal year 2005 and fiscal year 2006, if the Executive has remained employed by the Corporation for the entire year (except that for fiscal year 2005, the Executive shall be eligible if the Executive remained so employed from the Effective Date through the end of the year), the Executive shall be eligible to receive an incentive bonus (“Incentive Bonus”) in an amount to be determined by the Compensation Committee of the Board in its sole discretion.  At or near the beginning of each applicable fiscal year, the Compensation Committee, after consultation with the Executive, shall in its sole discretion establish performance objectives (“Performance Objectives”) for that year, the satisfaction of which (or lack thereof) will be taken into consideration by the Compensation Committee in determining the Executive’s Incentive Bonus for that year.  The Executive’s target Incentive Bonus amount for any particular fiscal year, assuming the achievement of the applicable Performance Objectives for that year, shall equal one hundred percent (100%) of the Executive’s Base Salary for that year.  In no event shall the Executive be entitled to an Incentive Bonus greater than two hundred percent (200%) of the Executive’s Base Salary for that year.  The Executive shall present to the Board no later than March 31, 2005 the Executive’s proposed financial plan for the Corporation for the period from April 1, 2005 through December 31, 2005.  The Compensation Committee shall consider such financial plan in determining the fiscal 2005 Performance Objectives.  The Executive’s Base Salary, computed as if he was employed for the entire fiscal year 2005, shall be taken into consideration in determining his Incentive Bonus for fiscal 2005.

3.3                               Initial Stock Option Grant.  On the Effective Date (the “Grant Date”), the Corporation will grant the Executive a nonqualified stock option (the “Option”) to purchase Four Hundred and Fifty Thousand (450,000) shares of Common Stock, $0.01 par value, of the

Corporation (“Common Stock”) at a price per share equal to the closing price of a share of Common Stock as reported on the composite tape for securities listed on the New York Stock Exchange for the Grant Date, provided, however, that if the Common Stock is not listed on the New York Stock Exchange on the Grant Date, the price per share shall be equal to the closing price of a share of Common Stock as reported for the principal public securities market in which the Common Stock is then trading (such number of shares and per share exercise price subject to adjustments to reflect stock splits, stock dividends, reverse stock splits and other changes in capitalization as contemplated by the applicable form of stock option agreement and any applicable equity incentive plan under which the option is granted).  The maximum term of the Option will be ten (10) years, subject to earlier termination as set forth in the stock option agreement evidencing the Option (in the form provided for below).  The Option shall be granted under the Corporation’s 2001 Stock Option Plan, as amended (the “Plan”), unless, in view of the number of shares subject or otherwise, all or part of the Option shall be granted outside of the Plan.  The Option shall be subject to the terms and conditions of the Plan and a stock option agreement in substantially the form attached hereto as Exhibit A; provided, however, that the Board or Compensation Committee thereof may, in its sole discretion, determine to grant all or a portion of the Option under the Committee’s (or the Board’s, as the case may be) authority to make stock option grants outside of the scope of the Plan, in which case the Option (to the extent not granted under the Plan) shall contain substantively the same terms and conditions as had the Option actually been granted under the Plan evidenced by such form of option agreement.

3.4                               Stock Purchase.  The Executive shall have a limited right to purchase from the Corporation up to an additional Fifty Thousand (50,000) shares of Common Stock subject to the terms and conditions of the Stock Purchase Agreement attached hereto as Exhibit B.  Such right is exercisable by the Executive only in accordance with the terms of such Stock Purchase Agreement and only to the extent that the Executive returns a fully-executed version of such Stock Purchase Agreement (specifying the number of such shares that the Executive desires to purchase and accompanied by payment in full of the purchase price of such shares in an amount required and in a manner authorized under such Stock Purchase Agreement) to the Corporation no later than fifteen (15) days after the Effective Date.

3.5                               Restricted Stock Unit Grant.  If the Executive purchases any Common Stock as provided in Section 3.4, the Corporation shall grant to the Executive a restricted stock unit award (the “RSU Award”).  Four restricted stock units (“Units”) shall be granted subject to the award for each share of Common Stock purchased by the Executive pursuant to Section 3.4 and the applicable Stock Purchase Agreement.  The RSU Award shall be subject to vesting, and to the other terms and conditions of, a form of Restricted Stock Unit Agreement in substantially the form attached hereto as Exhibit C.

3.6                               Performance Stock Unit Grant.  On the Effective Date, the Corporation shall grant to the Executive a performance stock award (“Performance Stock Unit Award”) of 100,000 Units.  The Performance Stock Unit Award shall be subject to vesting, and the other terms and conditions of, a form of Performance Stock Unit Award Agreement in substantially the form attached hereto as Exhibit D.

3.7                               Section 280G Gross-Up.  The Executive shall be covered by the tax gross-up provisions set forth in Exhibit E hereto, incorporated herein by this reference.

3.8                               Compensation Study.  Within ninety (90) days of the Effective Date, the Corporation, at its own expense, will retain a nationally known compensation expert or firm who or which will perform a comprehensive study of the director and executive compensation arrangements, including but not limited to retainer, salary, bonus, incentive equity awards and pension arrangements, as applicable, at the Corporation and will compare such arrangements with other software businesses or businesses that the expert or firm determines are appropriate comparators.  The Board or Compensation Committee will determine, in its sole discretion, what, if any, changes should be made in the overall compensation packages of the directors or executives or of any particular director or executive; provided, however, that in no event shall any proposed or adopted change adversely affect the Executive’s rights under this Agreement without the written consent of the Executive.

3.9                               New Board Members.  The Corporation agrees that it will use its best efforts to cause during the six (6) month period following the Effective Date at least three (3) individuals, who are not members of the Board on the Effective Date, to be appointed to the Board, either as replacements for current members of the Board or as additions to the current Board.  The Corporation will thereafter use its best efforts to nominate such individuals for election to the Board.

4.                                      Benefits.

4.1                               Retirement, Welfare and Fringe Benefits.  During the Period of Employment, the Executive shall be entitled to participate in all employee pension and welfare benefit plans and programs, and fringe benefit plans and programs, made available by the Corporation to the Corporation’s senior executives generally, in accordance with the eligibility and participation provisions of such plans and as such plans or programs may be in effect from time to time.

4.2                               Reimbursement of Business Expenses.  The Executive is authorized to incur reasonable expenses in carrying out the Executive’s duties for the Corporation under this Agreement and reimbursement for all reasonable business expenses the Executive incurs during the Period of Employment in connection with carrying out the Executive’s duties for the Corporation, subject to the Corporation’s expense reimbursement policies in effect from time to time.  In addition, the Corporation shall reimburse the Executive for up to Seventy Five Thousand Dollars ($75,000) (in the aggregate) of the Executive’s legal fees and other expenses relating to his employment and the negotiation and preparation of this Agreement and related agreements.

4.3                               Vacation and Other Leave.  During the Period of Employment, the Executive shall accrue and be entitled to take paid vacation, such vacation otherwise to accrue and be taken at a rate of at least four (4) weeks per year in accordance with the Corporation’s vacation policies in effect from time to time, including the Corporation’s policies regarding vacation accruals (including, without limitation, limits on the amount of vacation that may be accrued and untaken before future accruals cease).  The Executive shall also be entitled to all other holiday and leave pay generally available to other executives of the Corporation.

4.4                               Housing Allowance.  During the Period of Employment, the Corporation shall provide the Executive with an appropriate apartment or similar temporary housing located reasonably convenient to the Corporation’s headquarters in Orange County, California, which the Executive acknowledges may also be occupied by other senior executives of the Corporation from time to time.  (If the Executive’s office shall move to a different location, as provided in Section 1.5, the Corporation shall provide similar temporary housing to the Executive at a location reasonably convenient to such new location.)

4.5                               Club Dues.  The Corporation shall reimburse the Executive for business or social club dues incurred by the Executive during the Period of Employment, up to a maximum amount of Twelve Thousand Dollars ($12,000) incurred during the Period of Employment in each of 2005 and 2006.

4.6                               Automobile Allowance.  The Corporation shall provide the Executive with a car allowance of One Thousand Six Hundred Eighty Five Dollars ($1,685) per month during the Period of Employment to be used for the purchase, lease and maintenance of an appropriate automobile for Executive’s use.

5.                                      Termination.

5.1                               Termination by the Corporation.  The Executive’s employment by the Corporation, and the Period of Employment, may be terminated at any time by the Corporation: (i) with Cause (as defined in Section 5.5), or (ii) without Cause, or (iii) in the event of the Executive’s death, or (iv) in the event that the Board determines in good faith that the Executive has a Disability (as defined in Section 5.5).

5.2                               Termination by the Executive.  The Executive’s employment by the Corporation, and the Period of Employment, may be terminated at any time by the Executive, on no less than sixty (60) days prior written notice to the Corporation; provided, however, that (i) in the case of termination for Good Reason, the Executive may provide immediate written notice if the Corporation fails to, or cannot, reasonably cure the event that constitutes Good Reason and (ii) in the case of the Executive’s good faith determination that he has a Disability, the Executive shall provided thirty (30) days prior written notice (except that such determination shall not be conclusive as to whether the Executive actually has a Disability and, if it is determined that the Executive does not actually have a Disability, he shall be deemed to have terminated employment without a Disability and without Good Reason); provided, further, that if the required notice period in this Section 5.2 would result in the termination occurring on the last day or following the Period of Employment, for purposes of determining the Executive’s entitlement to a Severance Benefit under Section 5.3 (and any acceleration of vesting of any equity-based award), such termination shall be deemed to occur on the earlier of (i) immediately prior to the last day of the Period of Employment or (ii) the day on which the Executive ceases to be employed by the Corporation.  Notwithstanding the preceding sentence, in no event shall the Executive be entitled to the Severance Benefit under Section 5.3 if he is actually employed by the Corporation on the last day of the Period of Employment.

5.3                               Benefits Upon Termination.  If the Executive’s employment by the Corporation is terminated during the Period of Employment for any reason by the Corporation or by the Executive, or upon or following the expiration of the Period of Employment (in any case, the date that the Executive’s employment by the Corporation terminates is referred to as the “Severance Date”), the Corporation shall have no further obligation to make or provide to the Executive, and the Executive shall have no further right to receive or obtain from the Corporation, any payments or benefits except:

(a)                                  the Corporation shall pay the Executive (or, in the event of his death, the Executive’s estate) any Accrued Obligations (as defined in Section 5.5);

(b)                                 if, during the Period of Employment (but not following the expiration of the Period of Employment), the Executive’s employment is terminated by the Corporation without Cause or by the Executive for Good Reason (as defined in Section 5.5) (and, in each case, other than due to either (i) the Executive’s death, or (ii) his Disability), the Corporation shall, subject to the following provisions of this Section 5.3, pay the Executive an aggregate severance benefit (“Aggregate Severance Benefit”) (in addition to the Accrued Obligations) equal to the sum of the following, subject to tax withholding and other authorized deductions:

(i)             the Base Salary that would have been paid to the Executive by the Corporation (at the rate in effect immediately prior to the termination of the Executive’s employment) for the period commencing on the day after the Severance Date and continuing through and including the Termination Date had the Executive’s employment not terminated, plus

(ii)          either (x) if the Severance Date occurs before December 31, 2005, an amount equal to one hundred and seventy five percent (175%) of the Executive’s annualized Base Salary rate in effect immediately prior to the termination of the Executive’s employment, or (y) if the Severance Date occurs on or after December 31, 2005 but before December 31, 2006, an amount equal to one hundred percent (100%) of the Executive’s annualized Base Salary rate in effect immediately prior to the termination of the Executive’s employment.

(c)                                  if, during the Period of Employment (but not following the expiration of the Period of Employment), the Executive’s employment is terminated as a result of the Executive’s death or his Disability and other than on the last day of a fiscal year, then the Corporation shall, subject to the following provisions of this Section 5.3, pay the Executive a severance benefit (“Modified Severance Benefit”) (in addition to the Accrued Obligations), equal to an amount determined as follows, subject to withholding and other authorized deductions:

(i)             a fraction, the numerator of which is the number of days in the fiscal year that elapsed prior to the date of the Executive’s death or his termination due to Disability and the denominator of which is 365, multiplied by

(ii)          the Executive’s annualized Base Salary level in effect immediately preceding such termination.

(The Aggregate Severance Benefit or the Modified Severance Benefit, as the case may be, shall be hereinafter referred to as a “Severance Benefit”.)  The Severance Benefit shall be paid in a lump sum paid not later than sixty (60) days after the Severance Date; provided, however, that if it is determined by the parties or in the opinion of counsel reasonably acceptable to the Executive and the Corporation, such determination to be made or opinion provided to the Company no later than thirty (30) days after the Severance Date, that the Severance Benefit is or reasonably may be treated as deferred compensation within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), except in the case of the Executive’s death, the payment of such Severance Benefit shall be delayed (without interest) to a date no earlier than, and shall be paid as soon as administratively practicable after, six months after the Executive’s “separation from service,” as that term is defined in Section 409A.

Any obligation of the Corporation pursuant to Section 5.3(b) or 5.3(c) to pay a Severance Benefit in the circumstances described therein is further subject to the following two conditions precedent: (i) such Severance Benefit shall be paid only if, during the Period of Employment and prior to the date of such payment, the Executive has remained in material compliance with the provisions of Sections 7 through 12 (or, having not been in material compliance, subsequently cures such noncompliance as provided below), and (ii) the Executive’s execution and delivery of the release described in Section 5.4 (and such release has become irrevocable as provided therein).  For purposes of the preceding sentence, if the Executive is not in material compliance with one or more provisions of Sections 7 though 12, and a cure is reasonably possible in the circumstances, the Executive will not be deemed to have breached such provision(s) unless the Executive is given notice and a reasonable opportunity (in no case shall more than a 10-day cure period be required) to cure such breach and such breach is not reasonably cured within such time period.

The foregoing provisions of this Section 5.3 shall not affect: (i) the Executive’s receipt of benefits otherwise due terminated employees under group insurance coverage consistent with the terms of the applicable Corporation welfare benefit plan; (ii) the Executive’s rights under the Consolidated Omnibus Budget Reconciliation Act to continue participation in medical, dental, hospitalization and life insurance coverage; (iii) the Executive’s receipt of benefits otherwise due in accordance with the terms of the Corporation’s 401(k) plan (if any); or (iv) any rights that the Executive may have under and with respect to a stock option, restricted stock or other equity-based award, to the extent that such award was granted before the Severance Date and to the extent expressly provided in the written agreement evidencing such award.

5.4                               Release; Exclusive Remedy.

(a)                                  This Section 5.4 shall apply notwithstanding anything else contained in this Agreement or any stock option, restricted stock or other equity-based award agreement to the contrary.  As a condition precedent to any Corporation obligation to the Executive pursuant to Section 5.3(b) or 5.3(c) or any obligation to accelerate vesting of any equity-based award in connection with the termination of the Executive’s employment, the Executive shall, upon or promptly following his last day of employment with the Corporation, provide the Corporation with a valid, executed, written release substantially in the form attached hereto as Exhibit F, and such release shall have not been revoked by the Executive pursuant to any revocation rights afforded by applicable law.  The Corporation shall have no obligation to make any payment to the Executive pursuant to Section 5.3(b) or 5.3(c) (or otherwise accelerate the vesting of any equity-based award in the circumstances as otherwise contemplated by the applicable award agreement) unless and until the release contemplated by this Section 5.4 becomes irrevocable by the Executive in accordance with all applicable laws, rules and regulations.

(b)                                 The Executive agrees that the payments contemplated by Section 5.3 (and any applicable acceleration of vesting of an equity-based award in accordance with the terms of such award in connection with the termination of the Executive’s employment) shall, if such payments are actually made and such accelerated vesting is actually effected, constitute the exclusive and sole remedy for any termination of his employment and the Executive covenants not to assert or pursue any other remedies, at law or in equity, with respect to any termination of employment, except as allowed under the release contemplated by Section 5.4(a).  The Corporation and Executive acknowledge and agree that there is no duty of the Executive to mitigate damages under this Agreement and any compensation and benefits which the Executive is entitled to hereunder shall not be offset by any compensation or other amounts received by the Executive from third parties or by the claims that the Corporation may have against the Executive.  All amounts paid to the Executive pursuant to Section 5.3 shall be paid without regard to whether the Executive has taken or takes actions to mitigate damages.

5.5                               Certain Defined Terms.

(a)                                  As used herein, “Accrued Obligations” means:

(i)                                     any Base Salary that had accrued but had not been paid (including accrued and unpaid vacation time) on or before the Severance Date; and

(ii)                                  any Incentive Bonus payable pursuant to Section 3.2 with respect to fiscal 2005 or 2006 (if the Executive was employed by the Corporation on the last day of that fiscal year) to the extent that such Incentive Bonus had not previously been paid to the Executive; and

(iii)                               any reimbursement due to the Executive pursuant to Section 4.2 for expenses incurred by the Executive on or before the Severance Date.

(b)                                 As used herein, “Cause” shall mean the reasonable and good faith written determination by two-thirds of the Board (excluding the Executive, if he is then a member of the Board, from both the numerator and the denominator of such fraction for purposes of such determination) that, during the Period of Employment, any of the following events or contingencies exists or has occurred:

(i)                                     the Executive is convicted of, or pleads guilty or nolo contendre to, a felony within the meaning of such term by United States federal or state law (other than traffic related offenses or as a result of vicarious liability); or

(ii)                                  the Executive willfully commits an act of material fraud, embezzlement or theft against the Corporation or one of its affiliates or willfully commits a material violation of state or federal securities laws involving the Corporation or one of its affiliates; or

(iii)                               the Executive willfully and repeatedly fails to perform his material fiduciary and other duties to the Corporation after having received written notice from the Corporation of such claimed failure; or

(iv)                              the Executive willfully engages in gross misconduct in carrying out his duties hereunder resulting in material economic harm to the Corporation; or

(v)                                 the execution and delivery of this Agreement by the Executive and the Corporation and the performance by the Executive of the Executive’s duties hereunder constitutes a breach by the Executive of, or otherwise contravenes, the terms of any other agreement or policy to which the Executive is a party or otherwise bound which materially interferes with the Executive’s ability to effectively perform his duties and responsibilities to the Corporation hereunder; or

(vi)                              the Executive has information (including, without limitation, confidential information and trade secrets) relating to any other person or entity which the Executive is not legally and contractually free to disclose to the Corporation which materially interferes with the Executive’s ability to effectively perform his duties and responsibilities to the Corporation hereunder; or

(vii)                           the Executive is bound by any confidentiality, trade secret or similar agreement (other than this Agreement and the Inventions Agreement referred to in Section 9) with any other person or entity which materially interferes with the Executive’s ability to effectively perform his duties and responsibilities to the Corporation hereunder.

However, no act or failure to act, on the Executive’s part shall be considered “willful” unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive’s action or omission was in, or not opposed to, the best interests of the Corporation.

Anything to the contrary notwithstanding, the Executive shall not be terminated for Cause under paragraph 5.5(b)(ii), (iii), (iv), (v), (vi) or (vii) unless he is given written notice setting forth the basis for termination and he is given fifteen (15) days to cure such neglect or conduct and, if he fails to cure such neglect or conduct, the Executive is given the opportunity to be heard before the Board and the Board shall have made the written determination set forth at the beginning of this Section 5.5(b).

(c)                                  As used herein, “Disability” shall mean a physical or mental impairment which renders the Executive unable to perform the essential functions of his employment with the Corporation, even with reasonable accommodation that does not impose an undue hardship on the Corporation, for more than 180 days in any 12-month period, unless a longer period is required by federal or state law, in which case that longer period would apply.  The determination of whether or not a Disability exists for purposes of this Agreement shall be based upon the findings of a medical doctor reasonably acceptable to both parties.  If the two parties cannot agree on a medical doctor, each party shall select a medical doctor and the two medical doctors shall select a third who shall be the approved doctor for this purpose.  Neither the Corporation nor the Executive shall terminate his employment for Disability unless the party terminating the Executive’s employment has given written notice to the other party as provided herein.

(d)                                 As used herein, “Good Reason” shall mean the occurrence of one or more of the following without the Executive’s written consent:

(i)                                     a material breach of this Agreement by the Corporation (including, without limitation, any breach by the Corporation of Section 3.1); or

(ii)                                  a material diminution in the Executive’s duties (when such duties are viewed in the aggregate) from the level contemplated by Section 1.2 (including, without limitation, any change in title or position other than as contemplated by Section 1.2); provided that it shall not constitute Good Reason hereunder solely because the Executive is no longer serving as Chief Executive Officer of the Corporation provided that he continues as an executive with the title of Chairman, provided that in all cases he reports directly to the Board; or

(iii)                               the assignment by the Corporation of duties to the Executive that are materially inconsistent with his position as Chief Executive Officer or as an executive Chairman, as applicable; or

(iv)                              the failure of the Corporation to obtain the assumption in writing of its obligations to perform this Agreement by any successor to all or substantially all of the assets or business of the Corporation within fifteen (15) days upon a merger, consolidation, sale or similar transaction; or

(v)                                 if for any reason the Executive is not elected as Chairman of the Board on the Effective Date or if for any reason after such election the Executive’s term as Chairman of the Board ends and the Executive is not immediately re-nominated and re-elected as soon as reasonably possible, and not otherwise re-appointed, as Chairman of the Board (in each case only if the Executive has continuously remained in the employ of the Corporation after the Effective Date, is otherwise willing to serve in such capacity, and has not died or suffered a Disability); or

(vi)                              relocation of the principal offices of the Corporation to a location more than twenty-five (25) miles from the current location without the Executive’s prior written approval, unless the Executive shall have previously consented that his office shall be at a location other than the principal offices of the Corporation; or

(vii)                           the failure of the Corporation to maintain Directors’ and Officers’ Liability Insurance on terms not materially less favorable to the Executive than the terms of the policy presently in effect; provided that in no event shall Good Reason exist pursuant to this clause (vii) if the Corporation has in place Directors’ and Officers’ Liability Insurance coverage at a cost on an annualized basis that is not less than two hundred percent (200%) of the annualized cost of the policy in effect on the Effective Date;

provided, however, that none of the events specified in clause (i), (ii), (iii), (vi) or (vii) above shall constitute Good Reason unless the Executive shall have notified the Corporation in writing describing the events which constitute Good Reason and the Corporation shall have failed to reasonably cure such event within a reasonable period, not to exceed fifteen (15) days, after the Corporation’s actual receipt of such written notice.

6.                                      Means and Effect of Termination.  Any termination of the Executive’s employment under this Agreement shall be communicated by written notice of termination from the terminating party to the other party.  The notice of termination shall indicate the specific provision(s) of this Agreement relied upon in effecting the termination.

7.                                      Non-Competition.  The Executive acknowledges and recognizes the highly competitive nature of the businesses of the Corporation, the amount of sensitive and confidential information involved in the discharge of the Executive’s position with the Corporation, and the harm to the Corporation that would result if such knowledge or expertise was disclosed or made available to a competitor.  Based on that understanding, the Executive hereby expressly agrees as follows:

(a)                                  As a result of the particular nature of the Executive’s relationship with the Corporation, in the capacities identified earlier in this Agreement, for the Period of Employment the Executive hereby agrees that he will not, directly or indirectly, (i) engage in any business for the Executive’s own account or derive any material economic benefit from any business that competes with the business of the Corporation or any of its affiliates (the Corporation and its affiliates are referred to, collectively, as the “Company Group”), (ii) enter the employ of, or render any services to, any person engaged in any business that competes with the business of any entity within the Company Group, (iii) acquire a financial interest in any person engaged in any business that competes with the business of any entity within the Company Group, directly or indirectly, as an individual, partner, member, shareholder, officer, director, principal, agent, trustee or consultant, or (iv) other than in the performance of his duties hereunder, interfere with business relationships (whether formed before or after the Effective Date) between the Corporation, any of its respective affiliates or subsidiaries, and any customers, suppliers, officers, employees, partners, members or investors of any entity within the Company Group for the purpose of competing, or allowing a third party to compete, with the business of any entity of the Company Group.  For purposes of this Agreement, businesses in competition with the Company Group shall include, without limitation, businesses in which any entity within the Company Group actively participates and any businesses which any entity within the Company Group has specific plans to actively participate in the future if the Executive is aware of such plans, whether or not such entity has commenced such operations.

(b)                                 Notwithstanding anything to the contrary in this Agreement, the Executive may, directly or indirectly, own, solely as an investment, (x) securities of any person which are publicly traded on a national or regional stock exchange or on an over-the-counter market if the Executive (i) is not a controlling person of, or a member of a group which controls, such person, and (ii) does not, directly or indirectly, beneficially own two percent (2%) or more of any class of securities of such person or (y) which is a mutual fund or similar investment vehicle.

8.                                      Confidentiality.  As a material part of the consideration for the Corporation’s commitment to the terms of this Agreement, the Executive hereby agrees that the Executive will not at any time (whether during or after the Executive’s employment with the Corporation), other in the course of the Executive’s duties hereunder, knowingly disclose, disclose in a fashion that Executive reasonably should know the consequences of such disclosure, or use for the Executive’s own benefit or purposes or the benefit or purposes of any other person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise, any trade secrets, or other confidential data or information relating to customers, development programs, costs, marketing, trading, investment, sales activities, promotion, credit and financial data, financing methods, or plans of any entity within the Company Group; provided, however, that the foregoing shall not apply to information which is generally known to the industry or the public, other than as a result of the Executive’s breach of this covenant.  The Executive further agrees that the Executive will not retain or use for his account, at any time, any trade names, trademark or other proprietary business designation used or owned in connection with the business of any entity within the Company Group.  Notwithstanding the foregoing, the provisions of this Section 8 shall not apply when (i) disclosure is required by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with apparent jurisdiction to order the Executive to disclose or make available such information, provided, however that the Executive shall promptly notify the Corporation in writing upon receiving a request for such information or (ii) with respect to any other litigation, arbitration or mediation involving this Agreement, including but not limited to enforcement of this Agreement.

9.                                      Inventions and Developments.  Concurrently with entering into this Agreement, the Executive will execute the Inventions Agreement attached hereto as Exhibit G.

10.                               Anti-solicitation.  The Executive promises and agrees that during the Period of Employment and for a period of one (1) year thereafter, the Executive will not, directly or indirectly, individually or as a consultant to, or as an employee, officer, stockholder, director or other owner or participant in any business, influence or attempt to influence customers, vendors, suppliers, joint venturers, associates, consultants, agents, or partners of any entity within the Company Group, either directly or indirectly, to divert their business away from the Company Group, to any individual, partnership, firm, corporation or other entity then in competition with the business of any entity within the Company Group, and he will not otherwise materially interfere with any business relationship of any entity within the Company Group; provided, however, that following the Period of Employment, the participation in, or ownership of, a competitive business shall not, in and of itself, be deemed to be material interference under this Section 10.

11.                               Soliciting Employees.  The Executive promises and agrees that during the Period of Employment and for a period of one (1) year thereafter, the Executive will not, directly or indirectly, individually or as a consultant to, or as an employee, officer, stockholder, director or other owner of or participant in any business, solicit (or assist in soliciting) any person who is then, or at any time within six (6) months prior thereto was, an employee of an entity within the Company Group who earned annually $25,000 or more as an employee of such entity during the last six (6) months of his or her own employment to work for (as an employee, consultant or otherwise) any business, individual, partnership, firm, corporation, or other entity whether or not engaged in competitive business with any entity in the Company Group.

12.                               Return of Property.  The Executive agrees to truthfully and faithfully account for and deliver to the Corporation all property belonging to the Corporation, any other entity in the Company Group, or any of their respective affiliates, which the Executive may receive from or on account of the Corporation, any other entity in the Company Group, or any of their respective affiliates, and upon the termination of the Period of Employment, or the Corporation’s demand, the Executive shall immediately deliver to the Corporation all such property belonging to the Corporation, any other entity in the Company Group, or any of their respective affiliates.  Anything to the contrary notwithstanding, nothing in this Section 12 shall prevent the Executive from retaining a personal home computer and papers and other materials of a personal nature, including personal diaries, calendars and personal rolodexes, personal information relating to his compensation or relating to the reimbursement of expenses, personal information that he reasonably believes are needed for tax purposes and copies of the Corporation’s compensatory plans, programs and agreements relating to his compensation as an employee.

13.                               Withholding Taxes.  Notwithstanding anything else herein to the contrary, the Corporation may withhold (or cause there to be withheld, as the case may be) from any amounts otherwise due or payable under or pursuant to this Agreement such federal, state and local income, employment, or other taxes as may be required to be withheld pursuant to any applicable law or regulation.

14.                               Assignment.  This Agreement is personal in its nature and neither of the parties hereto shall, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder; provided, however, that in the event of a merger, consolidation, or transfer or sale of all or substantially all of the assets of the Corporation with or to any other individual(s) or entity, this Agreement shall, subject to the provisions hereof, be binding upon and inure to the benefit of such successor and such successor shall discharge and perform all the promises, covenants, duties, and obligations of the Corporation hereunder, provided that the obligations hereunder are assumed, either by law or contract, by such transferee or successor.

15.                               Number and Gender.  Where the context requires, the singular shall include the plural, the plural shall include the singular, and any gender shall include all other genders.

16.                               Section Headings.  The section headings of, and titles of paragraphs and subparagraphs contained in, this Agreement are for the purpose of convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation thereof.

17.                               Governing Law.  This Agreement, and all questions relating to its validity, interpretation, performance and enforcement, as well as the legal relations hereby created between the parties hereto, shall be governed by and construed under, and interpreted and enforced in accordance with, the laws of the State of California, notwithstanding any California or other conflict of law provision to the contrary.

18.                               Severability.  If any provision of this Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of this Agreement which can be given effect without the invalid provisions or applications and to this end the provisions of this Agreement are declared to be severable.

19.                               Entire Agreement.  This Agreement embodies the entire agreement of the parties hereto respecting the matters within its scope.  This Agreement supersedes all prior and contemporaneous agreements of the parties hereto that directly or indirectly bears upon the subject matter hereof.  Any prior negotiations, correspondence, agreements, proposals or understandings relating to the subject matter hereof shall be deemed to have been merged into this Agreement, and to the extent inconsistent herewith, such negotiations, correspondence, agreements, proposals, or understandings shall be deemed to be of no force or effect.  There are no representations, warranties, or agreements, whether express or implied, or oral or written, with respect to the subject matter hereof, except as expressly set forth herein.

20.                               Modifications.  This Agreement may not be amended, modified or changed (in whole or in part), except by a formal, definitive written agreement expressly referring to this Agreement, which agreement is executed by both of the parties hereto.

21.                               Waiver.  Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence.  No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

22.                               Resolution of Disputes.  Any controversy arising out of or relating to the Executive’s employment (whether or not before or after the expiration of the Period of Employment), any termination of the Executive’s employment, this Agreement, the Stock Purchase Agreement referred to herein, the Inventions Agreement referred to herein, any equity-based award agreements referred to herein, the enforcement or interpretation of any such an agreement, or because of an alleged breach, default, or misrepresentation in connection with any of the provisions of such an agreement, including (without limitation) any state or federal statutory claims, shall be submitted to final and binding arbitration, to be held in Orange County, California before a sole neutral arbitrator; provided, however, that provisional injunctive relief may, but need not, be sought in a court of law while arbitration proceedings are pending, and any provisional injunctive relief granted by such court shall remain effective until the matter is finally determined by the arbitrator.  The arbitration shall be administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures.  Judgment on the award may be entered in any court having jurisdiction.

The parties acknowledge and agree that they are hereby waiving any rights to trial by jury in any action, proceeding or counterclaim brought by either of the parties against the other in connection with any matter whatsoever arising out of or in any way connected with any of the matters referenced in the first sentence of the first paragraph of this Section 22.

The parties agree that Corporation shall be responsible for payment of the forum costs of any arbitration hereunder, including the Arbitrator’s fee.  The parties further agree that in any proceeding with respect to such matters, each party shall bear its own attorney’s fees and costs (other than forum costs associated with the arbitration which in any event shall be paid by the Corporation).

Without limiting the remedies available to the parties and notwithstanding the foregoing provisions of this Section 22, the Executive and the Corporation acknowledge that any breach of any of the covenants or provisions contained in Sections 7 through 12 could result in irreparable injury to either of the parties hereto for which there might be no adequate remedy at law, and that, in the event of such a breach or threat thereof, the non-breaching party shall be entitled to obtain a temporary restraining order and/or a preliminary injunction and a permanent injunction restraining the other party hereto from engaging in any activities prohibited by any covenant or provision in Sections 7 through 12 or such other equitable relief as may be required to enforce specifically any of the covenants or provisions of Sections 7 through 12.

23.                               Notices.

(a)                                  All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given and made if (i) delivered by hand, (ii) otherwise delivered against receipt therefor, or (iii) sent by registered or certified mail, postage prepaid, return receipt requested.  Any notice shall be duly addressed to the parties as follows:

(i)  if to the Corporation:

MSC.Software Corporation

2 MacArthur Place

Santa Ana,  California 92707

Attn: Board of Directors

with a copy to:

Jeffrey W. Walbridge, Esq.

O’Melveny & Myers LLP

610 Newport Center Drive, Suite 1700

Newport Beach, California 92660

(ii)  if to the Executive:

William J. Weyand

6805 Alberly Lane

Cincinnati, Ohio 45243

(b)                                 Any party may alter the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this Section 23 for the giving of notice.  Any communication shall be effective when delivered by hand, when otherwise delivered against receipt therefor, or five (5) business days after being mailed in accordance with the foregoing.

24.                               Legal Counsel; Mutual Drafting.  Each party recognizes that this is a legally binding contract and acknowledges and agrees that they have had the opportunity to consult with legal counsel of their choice.  Each party has cooperated in the drafting, negotiation and preparation of this Agreement.  Hence, in any construction to be made of this Agreement, the same shall not be construed against either party on the basis of that party being the drafter of such language.  Executive agrees and acknowledges that he has read and understands this Agreement, is entering into it freely and voluntarily, and has been advised to seek counsel prior to entering into this Agreement and has had ample opportunity to do so.

25.                               Provisions that Survive Termination.  The terms of this Agreement to the extent necessary to carry out the intentions of the parties underlying their respective rights and obligations shall survive any termination of the Period of Employment.  For this purpose, the parties intend that the following provisions of this Agreement shall survive any termination of the Period of Employment (without limiting the generality of the preceding sentence as to any other provision that may also be necessary to carry out the intentions of the parties): Sections 3.7, 5.3, 5.4, 5.5, 7 through 24, 26 through 28, and this Section 25).

26.                               Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original as against any party whose signature appears thereon, and all of which together shall constitute one and the same instrument.  This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.  Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.

27.                               Corporation’s Representations.  The Corporation represents and warrants that (i) the execution, delivery and performance of this Agreement by the Corporation has been fully and validly authorized by all necessary corporate action, (ii) the officer signing this Agreement on behalf of the Corporation is duly authorized to do so, (iii) the execution, delivery and performance of this Agreement does not violate any applicable law, regulation, order, judgment or decree or any agreement, plan or corporate governance document to which the Corporation is a party or by which it is bound and (iv) upon execution and delivery of this agreement by the parties hereto, it shall be a valid and binding obligation of the Corporation enforceable against it in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.

28.                               Indemnification.

(a)                                  The Corporation agrees that (i) if the Executive is made a party, or is threatened to be made a party, to any threatened or actual action, suit or proceeding whether civil, criminal, administrative, investigative, appellate or other (a “Proceeding”) by reason of the fact that he is or was a director, officer or employee of the Corporation or is or was serving at the request of the Corporation as a director, officer, member, employee, agent, manager, consultant or representative of another person or (ii) if any claim, demand, request, investigation, controversy, threat, discovery request or request for testimony or information (a “Claim”) is made, or threatened to be made, that arises out of or relates to the Executive’s service in any of the foregoing capacities, whether arising before or after the Effective Date, then the Executive shall promptly be indemnified and held harmless by the Corporation to the fullest extent legally permitted or authorized by the Corporation’s certificate of incorporation, bylaws or Board resolutions or, if greater, by the laws of the State of Delaware, against any and all costs, expenses, liabilities and losses (including, without limitation, attorney’s fees, judgments, interest, expenses of investigating, defending or obtaining indemnity with respect to any Proceeding or Claim, penalties, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) incurred or suffered by the Executive in connection therewith, and such indemnification shall continue as to the Executive even if he has ceased to be a director, officer or employee of the Corporation or a director, officer, member, employee, agent, manager, consultant or representative of such other person and shall inure to the benefit of the Executive’s heirs, executors and administrators.  To the extent permitted by law, the Corporation shall advance to the Executive all costs and expenses incurred by him in connection with any such Proceeding or Claim within thirty (30) days after receiving written notice requesting such an advance.  Such notice shall include, to the extent required by applicable law, an undertaking by the Executive to repay the amount advanced if he is ultimately determined not to be entitled to indemnification against such costs and expenses.

(b)                                 Neither the failure of the Corporation (including its Board, independent legal counsel or stockholders) to have made a determination in connection with any request for indemnification or advancement under Section 28(a) that indemnification of the Executive is proper because he has satisfied any applicable standard of conduct, nor a determination by the Corporation (including its Board, independent legal counsel or stockholders) that the Executive has not met any applicable standard of conduct, shall create a presumption that the Executive has not met an applicable standard of conduct.

(c)                                  During the Period of Employment and for a period of three (3) years thereafter, the Corporation shall keep in place a directors and officers’ liability insurance policy (or policies) providing comprehensive coverage to the Executive to the extent that the Corporation provides such coverage for any other present or former senior executive or director of the Corporation.  Such policy shall be on terms not materially less favorable to the Executive than the terms of the policy then in effect on the Effective Date; provided that in no event shall the Corporation be obligated to provide such level of coverage to the extent that the annualized cost of the coverage would exceed two hundred percent (200%) of the annualized cost of the coverage in effect on the Effective Date.

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IN WITNESS WHEREOF, the Corporation and the Executive have executed this Agreement as of the Effective Date.

“COMPANY”

MSC.Software Corporation,
a Delaware corporation

By:	/s/ John Laskey
Name: John Laskey
Title: Senior Vice President, Chief Financial Officer

“EXECUTIVE”

/s/ William J. Weyand
William J. Weyand

SCHEDULE 1 – LIST OF CURRENT DIRECTORSHIPS

[Attached hereto.]

EXHIBIT A – FORM OF NONQUALIFIED STOCK OPTION AGREEMENT

[Attached hereto.]

EXHIBIT B – FORM OF STOCK PURCHASE AGREEMENT

[Attached hereto.]

EXHIBIT C – FORM OF RESTRICTED STOCK UNIT AGREEMENT

[Attached hereto.]

EXHIBIT D – FORM OF PERFORMANCE STOCK UNIT AGREEMENT

[Attached hereto.]

EXHIBIT E – TAX GROSS-UP PROVISIONS

1.1                               Gross-Up Payment.  In the event it is determined (pursuant to Section 1.2) or finally determined (as defined in Section 1.3(c)) that any payment, distribution, transfer, or benefit by the Corporation, or a direct or indirect subsidiary or affiliate of the Corporation, to or for the benefit of the Executive or the Executive’s dependents, heirs or beneficiaries (whether such payment, distribution, transfer, benefit or other event occurs pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Exhibit E) (each a “Payment” and collectively the “Payments”) is subject to the excise tax imposed by Section 4999 of the Code, and any successor provision or any comparable provision of state or local income tax law (collectively, “Section 4999”), or any interest, penalty or addition to tax is incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest, penalty, and addition to tax, hereinafter collectively referred to as the “Excise Tax”), then, within 10 days after such determination or final determination, as the case may be, the Corporation shall pay to the Executive (or to the applicable taxing authority on the Executive’s behalf) an additional cash payment (hereinafter referred to as the “Gross-Up Payment”) equal to an amount such that after payment by the Executive of all taxes, interest, penalties, additions to tax and costs imposed or incurred with respect to the Gross-Up Payment (including, without limitation, any income and excise taxes imposed upon the Gross-Up Payment), the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon such Payment or Payments.  This provision is intended to put the Executive in the same position as the Executive would have been had no Excise Tax been imposed upon or incurred as a result of any Payment.

1.2                               Determination of Gross-Up.

(a)                                  Except as provided in Section 1.3, the determination that a Payment is subject to an Excise Tax shall be made in writing by the principal certified public accounting firm then retained by the Corporation to audit its annual financial statements (the “Accounting Firm”).  Such determination shall include the amount of the Gross-Up Payment and detailed computations thereof, including any assumptions used in such computations.  Any determination by the Accounting Firm will be binding on the Corporation and the Executive.

(b)                                 For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay Federal income taxes at the highest marginal rate of Federal individual income taxation in the calendar year in which the Gross-Up Payment is to be made.  Such highest marginal rate shall take into account the loss of itemized deductions by the Executive and shall also include the Executive’s share of the hospital insurance portion of FICA and state and local income taxes at the highest marginal rate of individual income taxation in the state and locality of the Executive’s residence on the date that the Payment is made, net of the maximum reduction in Federal income taxes that could be obtained from the deduction of such state and local taxes.

1.3                               Notification.

(a)                                  The Executive shall notify the Corporation in writing of any claim by the Internal Revenue Service (or any successor thereof) or any state or local taxing authority (individually or collectively, the “Taxing Authority”) that, if successful, would require the payment by the Corporation of a Gross-Up Payment.  Such notification shall be given as soon as practicable but no later than 30 days after the Executive receives written notice of such claim and shall apprise the Corporation of the nature of such claim and the date on which such claim is requested to be paid; provided, however, that failure by the Executive to give such notice within such 30-day period shall not result in a waiver or forfeiture of any of the Executive’s rights under this Exhibit E except to the extent of actual damages suffered by the Corporation as a result of such failure.  The Executive shall not pay such claim prior to the expiration of the 15-day period following the date on which the Executive gives such notice to the Corporation (or such shorter period ending on the date that any payment of taxes, interest, penalties or additions to tax with respect to such claim is due).  If the Corporation notifies the Executive in writing prior to the expiration of such 15-day period (regardless of whether such claim was earlier paid as contemplated by the preceding parenthetical) that it desires to contest such claim, the Executive shall:

(1)                                  give the Corporation any information reasonably requested by the Corporation relating to such claim;

(2)                                  take such action in connection with contesting such claim as the Corporation shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney selected by the Corporation;

(3)                                  cooperate with the Corporation in good faith in order effectively to contest such claim; and

(4)                                  permit the Corporation to participate in any proceedings relating to such claim;

provided, however, that the Corporation shall bear and pay directly all attorneys fees, costs and expenses (including additional interest, penalties and additions to tax) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for all taxes (including, without limitation, income and excise taxes), interest, penalties and additions to tax imposed in relation to such claim and in relation to the payment of such costs and expenses or indemnification.

(b)                                 Without limitation on the foregoing provisions of this Section 1.3, and to the extent its actions do not unreasonably interfere with or prejudice the Executive’s disputes with the Taxing Authority as to other issues, the Corporation shall control all proceedings taken in connection with such contest and, in its reasonable discretion, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the Taxing Authority in respect of such claim and may, at its or in their sole option, either direct the Executive to pay the tax, interest or penalties claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Corporation shall determine; provided, however, that if the Corporation directs the Executive to pay such claim and sue for a refund, the Corporation shall advance an amount equal to such payment to the Executive, on an interest-free basis, and shall indemnify and hold the Executive harmless, on an after-tax basis, from all taxes (including, without limitation, income and excise taxes), interest, penalties and additions to tax imposed with respect to such advance or with respect to any imputed income with respect to such advance, as any such amounts are incurred; and, further, provided, that any extension of the statute of limitations relating to payment of taxes, interest, penalties or additions to tax for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount; and, provided, further, that any settlement of any claim shall be reasonably acceptable to the Executive, and the Corporation’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder, and the Executive shall be entitled to settle or contest, as the case may be, any other issue.

(c)                                  If, after receipt by the Executive of an amount advanced by the Corporation pursuant to Section 1.3(a), the Executive receives any refund with respect to such claim, the Executive shall (subject to the Corporation’s compliance with the requirements of this Exhibit E) promptly pay to the Corporation an amount equal to such refund (together with any interest paid or credited thereof after taxes applicable thereto), net of any taxes (including, without limitation, any income or excise taxes), interest, penalties or additions to tax and any other costs incurred by the Executive in connection with such advance, after giving effect to such repayment.  If, after the receipt by the Executive of an amount advanced by the Corporation pursuant to Section 1.3(a), it is finally determined that the Executive is not entitled to any refund with respect to such claim, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall be treated as a Gross-Up Payment and shall offset, to the extent thereof, the amount of any Gross-Up Payment otherwise required to be paid.

(d)                                 For purposes of this Exhibit E, whether the Excise Tax is applicable to a Payment shall be deemed to be “finally determined” upon the earliest of: (1) the expiration of the 15-day period referred to in Section 1.3(a) if the Corporation or the Executive’s Employer has not notified the Executive that it intends to contest the underlying claim, (2) the expiration of any period following which no right of appeal exists, (3) the date upon which a closing agreement or similar agreement with respect to the claim is executed by the Executive and the Taxing Authority (which agreement may be executed only in compliance with this section), or (4) the receipt by the Executive of notice from the Corporation that it no longer seeks to pursue a contest (which shall be deemed received if the Corporation does not, within 15 days following receipt of a written inquiry from the Executive, affirmatively indicate in writing to the Executive that the Corporation intends to continue to pursue such contest).

1.4                               Underpayment and Overpayment.  It is possible that no Gross-Up Payment will initially be made but that a Gross-Up Payment should have been made, or that a Gross-Up Payment will initially be made in an amount that is less than what should have been made (either of such events is referred to as an “Underpayment”).  It is also possible that a Gross-Up Payment will initially be made in an amount that is greater than what should have been made (an “Overpayment”).  The determination of any Underpayment or Overpayment shall be made by the Accounting Firm in accordance with Section 1.2.  In the event of an Underpayment, the amount of any such Underpayment shall be paid to the Executive as an additional Gross-Up Payment.  In the event of an Overpayment, the Executive shall promptly pay to the Corporation the amount of such Overpayment together with interest on such amount at the applicable Federal rate provided for in Section 1274(d) of the Code for the period commencing on the date of the Overpayment to the date of such payment by the Executive to the Corporation.  The Executive shall make such payment to the Corporation as soon as administratively practicable after the Corporation notifies the Executive of (a) the Accounting Firm’s determination that an Overpayment was made and (b) the amount to be repaid.

EXHIBIT F

FORM OF RELEASE

EMPLOYMENT SEPARATION AND GENERAL RELEASE AGREEMENT

This Employment Separation and General Release Agreement (this “Separation Agreement”), is entered into this       day of            ,        by and between William J. Weyand, an individual (“Weyand”), and MSC.Software Corporation, a Delaware corporation (“MSC”).

WHEREAS, Weyand has been employed as the Chief Executive Officer and/or Chairman of MSC pursuant to an employment agreement entered into between Weyand and MSC, dated February 9, 2005 (“Employment Agreement”); and

WHEREAS, Weyand and MSC have mutually agreed to terminate Weyand’s employment relationship with MSC upon the terms set forth herein;

NOW, THEREFORE, in consideration of the covenants undertaken and the releases contained in this Separation Agreement, Weyand and MSC agree as follows:

I.                                    Termination.  Weyand’s position as an officer, director, employee, member, manager and in any other capacity with MSC and each of its affiliates is hereby terminated effective                             , 20      (“Separation Date”), and all benefits and perquisites of employment will cease as of the Separation Date.  The Employment Agreement shall terminate as of the Separation Date, provided, however, that notwithstanding anything to the contrary in this Agreement, Sections 3.7, 5.3, 5.4, 5.5, and 7 through 28 of the Employment Agreement shall continue to apply in accordance with their terms.  All payments due to Weyand from MSC shall be determined under the applicable provisions of the Employment Agreement and this Agreement.  Weyand acknowledges and agrees that, upon receipt of all payments due to him on or before the Separation Date, he will have received all amounts owed for his regular and usual salary (including, but not limited to, any severance, overtime, bonus, commissions, or other wages), usual benefits and accrued but unused vacation through the Separation Date and that all payments due to Weyand from MSC after the Separation Date shall be determined under this Separation Agreement.

II.                                Severance Benefit.  MSC shall pay as severance pay to Weyand a lump sum amount of                                 ($           ), less standard withholding and authorized deductions (the “Severance Benefit”), as determined under Section 5.3 of the Employment Agreement.  Such severance shall be paid within thirty (30) days following Weyand’s delivery of this fully executed Separation Agreement to MSC; provided, however, that if it is determined by the parties or in the opinion of counsel reasonably acceptable to the Executive and the Corporation, such determination to be made or opinion provided to the Company no later than thirty (30) days after the Severance Date, that the Severance Benefit is or reasonably may be treated as deferred compensation within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), except in the case of the Executive’s death, the payment of such Severance Benefit shall be delayed (without interest) to a date no earlier than, and shall be paid as soon as administratively practicable after, six months after the Executive’s “separation from service,” as that term is defined in Section 409A.  Such Severance Benefit is for and in lieu of any other payments or benefits (and, except as specifically provided herein, none shall accrue) for periods after the Separation Date, except with respect to his continuing rights in certain equity awards made pursuant to the Option Agreement, Stock Purchase Agreement, the Restricted Stock Unit Award Agreement and the Performance Stock Unit Award Agreement (as such terms are defined in the Employment Agreement) as acknowledged in Section VII.D hereof.  Weyand specifically acknowledges and agrees that he is entitled to receive no severance pay or other benefits pursuant to any severance plan or policy of MSC or any of its affiliates.

III.                            Release.  Weyand on behalf of himself, his descendants, dependents, heirs, executors, administrators, assigns, and successors, and each of them, hereby covenants not to sue and fully releases and discharges MSC and each of its parents, subsidiaries and affiliates, past and present (together, the “Company Group”), as well as its and their trustees, directors, officers, members, managers, partners, agents, attorneys, insurers, employees, stockholders, representatives, assigns, and successors, past and present, and each of them, hereinafter together and collectively referred to as the “Releasees,” with respect to and from any and all claims, wages, demands, rights, liens, agreements, contracts, covenants, actions, suits, causes of action, obligations, debts, costs, expenses, attorneys’ fees, damages, judgments, orders and liabilities of whatever kind or nature in law, equity or otherwise, whether now known or unknown, suspected or unsuspected, and whether or not concealed or hidden, which he now owns or holds or he has at any time heretofore owned or held or may in the future hold as against any of said Releasees, arising out of or in any way related to his service as an officer, director, employee, member or manager of any member of the Company Group, his separation from his position as an officer, director, employee, manager and/or member, as applicable, of any member of the Company Group, or any other transactions, occurrences, acts or omissions or any loss, damage or injury whatever, known or unknown, suspected or unsuspected, resulting from any act or omission by or on the part of said Releasees, or any of them, committed or omitted prior to the date of this Separation Agreement related to Weyand’s employment or service with any member of the Company Group, including, without limiting the generality of the foregoing, any claim under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Family and Medical Leave Act of 1993, the California Fair Employment and Housing Act, the California Family Rights Act, or any claim for severance pay, bonus, sick leave, holiday pay, vacation pay, life insurance, health or medical insurance or any other fringe benefit, workers’ compensation or disability; provided that such release shall not apply to (1) any obligation created by or arising out of this Separation Agreement for which receipt or satisfaction has not been acknowledged, (2) any right to indemnification that Weyand may have pursuant to MSC’s Bylaws, its certificate of incorporation or under the Employment Agreement with respect to any loss, damages or expenses (including but not limited to attorneys’ fees) that Weyand may in the future incur with respect to his service as an employee, officer or director of MSC or any of its subsidiaries or affiliates, (3) with respect to any rights that Weyand may have to insurance coverage for such losses, damages or expenses under any MSC directors and officers liability insurance policy, (4) any right under a written equity-based award agreement entered into by and between MSC and Weyand before the Separation Date to the extent that such right continues after the Separation Date in accordance with the terms of the award, (5) the right of Weyand to obtain contribution as permitted by law in the event of an entry of judgment against Weyand as a result of any act or failure to act for which Weyand and MSC are jointly liable, (6) any rights to continued medical coverage that Weyand may have under COBRA, (7) any rights to payment of benefits that Weyand may have under a retirement plan sponsored or maintained by MSC that is intended to qualify under Section 401(a) of the Internal Revenue Code of 1986, as amended, and (8) any deferred compensation or supplemental retirement benefits that Weyand may be entitled to under a nonqualified deferred compensation or supplemental retirement plan of MSC.

IV.                            1542 Waiver.  It is the intention of Weyand in executing this instrument that the same shall be effective as a bar to each and every claim, demand and cause of action hereinabove specified.  In furtherance of this intention, Weyand hereby expressly waives any and all rights and benefits conferred upon him by the provisions of SECTION 1542 OF THE CALIFORNIA CIVIL CODE and expressly consents that this Separation Agreement shall be given full force and effect according to each and all of its express terms and provisions, including those related to unknown and unsuspected claims, demands and causes of action, if any, as well as those relating to any other claims, demands and causes of action hereinabove specified. SECTION 1542 provides:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”

Weyand acknowledges that he may hereafter discover claims or facts in addition to or different from those which Weyand now knows or believes to exist with respect to the subject matter of this Separation Agreement and which, if known or suspected at the time of executing this Separation Agreement, may have materially affected this settlement.  Nevertheless, Weyand hereby waives any right, claim or cause of action that might arise as a result of such different or additional claims or facts.  Weyand acknowledges that he understands the significance and consequences of such release and such specific waiver of SECTION 1542.

V.                                ADEA Waiver.  Weyand expressly acknowledges and agrees that by entering into this Agreement, he is waiving any and all rights or claims that he may have arising under the Age Discrimination in Employment Act of 1967, as amended, which have arisen on or before the date of execution of this Separation Agreement.  Weyand further expressly acknowledges and agrees that:

A.                                   In return for this Separation Agreement, he will receive consideration beyond that which he was already entitled to receive before entering into this Separation Agreement;

B.                                     He is hereby advised in writing by this Separation Agreement to consult with an attorney before signing this Separation Agreement;

C.                                     He was given a copy of this Separation Agreement on                    , 20    and informed that he had twenty-one (21) days within which to consider this Separation Agreement; and

D.                                    He was informed that he had seven (7) days following the date of execution of this Separation Agreement in which to revoke this Separation Agreement.

VI.                            No Transferred Claims.  Weyand warrants and represents that he has not heretofore assigned or transferred to any person not a party to this Separation Agreement any released matter or any part or portion thereof and he shall defend, indemnify and hold MSC and each of its affiliates harmless from and against any claim (including the payment of attorneys’ fees and costs actually incurred whether or not litigation is commenced) based on or in connection with or arising out of any such assignment or transfer made, purported or claimed.

VII.                        Miscellaneous

A.                              Successors.

This Separation Agreement is personal to Weyand and shall not, without the prior written consent of MSC, be assignable by Weyand.

This Separation Agreement shall inure to the benefit of and be binding upon MSC and its respective successors and assigns and any such successor or assignee shall be deemed substituted for MSC under the terms of this Separation Agreement for all purposes.  As used herein, “successor” and “assignee” shall include any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires the ownership of MSC or to which MSC assigns this Separation Agreement by operation of law or otherwise.

B.                                Waiver.  No waiver of any breach of any term or provision of this Separation Agreement shall be construed to be, nor shall be, a waiver of any other breach of this Separation Agreement.  No waiver shall be binding unless in writing and signed by the party waiving the breach.

C.                                Modification.  This Separation Agreement may not be amended or modified other than by a written agreement executed by Weyand and the Chief Executive Officer of MSC or his designee, or if Weyand is then Chief Executive Officer, an officer authorized by the Board.

D.                               Complete Agreement.  This Separation Agreement constitutes and contains the entire agreement and final understanding concerning Weyand’s relationship with MSC and its affiliates and the other subject matters addressed herein between the parties, and supersedes and replaces all prior negotiations and all agreements proposed or otherwise, whether written or oral, concerning the subject matters.  Any representation, promise or agreement not specifically included in this Separation Agreement or the Confidentiality Agreement shall not be binding upon or enforceable against either party.  This Separation Agreement constitutes an integrated agreement.  Notwithstanding the preceding provisions of this Section VII.D, MSC’s rights under the Employment Agreement entered into by and between MSC and Weyand on or about February 10, 2005 (including, without limitation, the confidentiality and no solicitation provisions thereof), the Inventions Agreement by and between Weyand and MSC and entered into on or about February 10, 2005 (the “Inventions Agreement”), and any written equity-based award agreement entered into by and between MSC and Weyand before the Separation Date pursuant to which Weyand has rights that continue after the Separation Date in accordance with the terms of the award are each outside of the scope of the foregoing provisions of this Section VII.D and shall continue in effect in accordance with their terms.

E.                                 Severability.  If any provision of this Separation Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of the Separation Agreement which can be given effect without the invalid provisions or applications and to this end the provisions of this Separation Agreement are declared to be severable.

F.                                 Choice of Law.  This Separation Agreement shall be deemed to have been executed and delivered within the State of California, and the rights and obligations of the parties hereunder shall be construed and enforced in accordance with, and governed by, the laws of the State of California without regard to principles of conflict of laws.

G.                                Cooperation in Drafting.  Each party has cooperated in the drafting and preparation of this Separation Agreement.  Hence, in any construction to be made of this Separation Agreement, the same shall not be construed against any party on the basis that the party was the drafter.

H.                               Counterparts.  This Separation Agreement may be executed in counterparts, and each counterpart, when executed, shall have the efficacy of a signed original.  Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.

I.                                    Arbitration.  Any controversy arising out of or relating to this Separation Agreement, the enforcement or interpretation of this Separation Agreement, or because of an alleged breach, default, or misrepresentation in connection with any of the provisions of this Separation Agreement, including (without limitation) any state or federal statutory claims, shall be submitted to final and binding arbitration, to be held in Orange County, California before a sole neutral arbitrator; provided, however, that provisional injunctive relief may, but need not, be sought in a court of law while arbitration proceedings are pending, and any provisional injunctive relief granted by such court shall remain effective until the matter is finally determined by the arbitrator.  The arbitration shall be administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures.  Judgment on the award may be entered in any court having jurisdiction.

The parties acknowledge and agree that they are hereby waiving any rights to trial by jury in any action, proceeding or counterclaim brought by either of the parties against the other in connection with any matter whatsoever arising out of or in any way connected with any of the matters referenced in the first sentence of the first paragraph of this Section VIII.J.

The parties agree that MSC shall be responsible for payment of the forum costs of any arbitration hereunder, including the Arbitrator’s fee.  The parties further agree that in any proceeding with respect to such matters, each party will bear its own attorney’s fees and costs (other than forum costs associated with the arbitration which in any event shall be paid by MSC).

Without limiting the remedies available to the parties and notwithstanding the foregoing provisions of this Section VII.J, Weyand and MSC acknowledge that any breach of any of the covenants or provisions contained in this Separation Agreement could result in irreparable injury to either of the parties hereto for which there might be no adequate remedy at law, and that, in the event of such a breach or threat thereof, the non-breaching party shall be entitled to obtain a temporary restraining order and/or a preliminary injunction and a permanent injunction restraining the other party hereto from engaging in any activities prohibited by any covenant or provision in this Separation Agreement or such other equitable relief as may be required to enforce specifically any of the covenants or provisions of this Separation Agreement.

J.                                   Advice of Counsel.  In entering this Separation Agreement, the parties represent that they have relied upon the advice of their attorneys, who are attorneys of their own choice, and that the terms of this Separation Agreement have been completely read and explained to them by their attorneys, and that those terms are fully understood and voluntarily accepted by them.

K.                               Supplementary Documents.  All parties agree to cooperate fully and to execute any and all supplementary documents and to take all additional actions that may be necessary or appropriate to give full force to the basic terms and intent of this Separation Agreement and which are not inconsistent with its terms.

L.                                 Headings.  The section headings contained in this Separation Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Separation Agreement.

M.                            Taxes.  Other than MSC’s obligation to withhold taxes as required by law or regulation, Weyand shall be solely responsible for any taxes due as a result of the payment of the Severance Benefit and other benefits to be provided to Weyand pursuant to Section III.  Weyand will defend and indemnify MSC and each of its affiliates from and against any tax liability that any of them may have with respect to any such payment and against any and all losses or liabilities, including defense costs, arising out of Weyand’s failure to pay any taxes due with respect to any such payment.  Notwithstanding the foregoing, in the event that Weyand is liable for excise tax under Section 4999 of the Code, MSC shall pay him the amounts required under Section 3.7 of the Employment Agreement.

[Remainder of page intentionally left blank.]

I have read the foregoing Separation Agreement and I accept and agree to the provisions it contains and hereby execute it voluntarily with full understanding of its consequences.

EXECUTED this      day of              20   , at Orange County, California.

“Weyand”

William J. Weyand

EXECUTED this day of 20 , at Orange County, California.

“MSC”

MSC.Software Corporation,
a Delaware corporation

By:
Its:

ATTACHMENT A

ENDORSEMENT

I, William J. Weyand, hereby acknowledge that I was given 21 days to consider the foregoing Employment Separation and General Release Agreement and voluntarily chose to sign the Employment Separation and General Release Agreement prior to the expiration of the 21-day period.

I declare under penalty of perjury under the laws of the state of California, that the foregoing is true and correct.

EXECUTED this      day of               20   , at Orange County, California.

William J. Weyand

EXHIBIT G – FORM OF INVENTIONS AGREEMENT

[Attached hereto.]

William J. Weyand

6805 Alberly Lane

Cincinnati, OH 45243

February 10, 2005

MSC.Software Corporation

2 MacArthur Place

Santa Ana, CA 97207

Gentlemen:

Reference is made to certain agreements, entered into as of February 10, 2005, between MSC.Software Corporation (the “Company”) and William J. Weyand (“Weyand”), namely a Stock Purchase Agreement, a Stock Option Agreement, a Restricted Stock Unit Award Agreement and a Performance Stock Unit Award Agreement (individually, an “Agreement” and collectively, the “Agreements”).  Capitalized terms shall have the meaning set forth in each of the Agreements except as otherwise defined herein.

1.  Each of the Agreements provides that, upon the termination of employment of Weyand for any reason, if there is no public market for the Company’s Common Stock, Weyand shall have the right to require the Company to purchase any or all of the Common Stock acquired by Weyand under each of the Agreements for its then fair market value.  In such case, if Weyand exercises his right to require the Company to purchase any or all of such Common Stock, the fair market value of such Common Stock promptly shall be determined reasonably and in good faith by the Board of Directors of the Company (the “Board”) in the first instance.  In the event Weyand shall object in writing to the determination by the Board within 30 days after receipt of notice thereof, fair market value shall be conclusively determined by an independent appraiser (the “Appraiser”) mutually acceptable to Weyand and the Company.  In the event that Weyand and the Company are unable to agree upon an Appraiser, they shall each select an independent investment banking firm and the two firms so selected shall choose a third entity to act as the Appraiser hereunder.  The Appraiser shall, in all events, be a nationally recognized investment banking firm which shall not have acted on behalf of the Company or any affiliate thereof or Weyand during the preceding two years.  All costs of the Appraiser shall be borne by the Company.  In determining fair market value, the Appraiser shall not take into account any discounts for lack of control, lack of marketability or similar items.

2.  Each of the Agreements also provides that, upon a Change in Control Event or a Going Private Transaction, Weyand may require the Company, immediately before such Change in Control Event or Going Private Transaction, to purchase any or all of the Common Stock acquired by Weyand under each such Agreement.  If and to the extent that Weyand does not sell any or all of such Common Stock to the Company upon either a Change in Control Event or a Going Private Transaction, as the case may be, and

Weyand continues to own shares or other equity interests (the “Remaining Shares”) in the Company, or any successor thereto, Weyand shall enjoy with respect to the Remaining Shares such “tag along” rights, “put” rights, exchange rights, registration rights and other comparable rights, if any, as are provided to any other holder of shares or equity interest in the Company or such successor on a basis which is no less favorable than is then or thereafter provided to any other holder of such shares of equity interests.

Except as expressly set forth herein and amended hereby, the provisions of each of the Agreements shall remain in full force and effect.

Please acknowledge your agreement with the foregoing by signing the enclosed copy of this letter and returning it to me.

Sincerely,

/s/ William J. Weyand

William J. Weyand

Agreed to and Accepted:

MSC.SOFTWARE CORPORATION

By:	/s/ John Laskey
Name:	John Laskey
Title:	Senior Vice President,
Chief Financial Officer

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